Exhibit 99.1

NEWS FROM ARCH COAL FOR IMMEDIATE RELEASE Media: Kim Link 314/994.2936

Former AES CEO Paul Hanrahan Elected to Arch Coal’s Board of Directors

ST. LOUIS (June 18, 2012) — Arch Coal, Inc. (NYSE:ACI) today announced that Paul T. Hanrahan, 54, has been elected to its board of directors, effective June 12.  Hanrahan will serve on the board’s audit and nominating and corporate governance committees.

“We are very pleased to welcome Paul to our board,” said John W. Eaves, Arch’s president and CEO.  “Paul is a highly respected leader in the global power sector, and brings tremendous business acumen and a great depth of knowledge about world and domestic energy markets.  He will be an invaluable asset as we chart Arch’s future course.”

Hanrahan served as chairman, president and chief executive officer of The AES Corporation (NYSE:AES), a global power company headquartered in Arlington, Va., from 2002 to 2011, and as executive vice president and chief operating officer from 2000 to 2002.  He also served as president and chief executive officer of AES China Generating Co. for more than five years.  Early in his career, Hanrahan served in the U.S. Navy as a line officer on the USS Parche nuclear submarine.

Hanrahan holds a master of business administration degree from Harvard Business School and a bachelor of science degree in mechanical engineering from the United States Naval Academy.  He also currently serves on the boards of Ingredion, AquaVentures Holdings and GreatPoint Energy.

For a full list of directors, committee assignments and other corporate governance documents, visit Arch’s website at http://investor.archcoal.com.

U.S.-based Arch Coal, Inc. is a top five global coal producer and marketer, with 157 million tons of coal sold in 2011.  Arch is the most diversified American coal company, with more than 20 active mining complexes across every major U.S. coal supply basin.  Its core business is supplying cleaner-burning, low-sulfur thermal and metallurgical coal to power generators and steel manufacturers on five continents.  In 2011, Arch continued to lead the U.S. coal industry in safety performance and environmental compliance among large, diversified producers.

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Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.